Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Anvia Holdings, Inc. (f/k/a Dove Street Acquisition Corporation) our report dated April 17, 2018 relating to the financial statements as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and the period from July 22, 2016 (Inception) to December 31, 2016 appearing in its Annual Report on Form 10-K; and our report dated April 11, 2017 relating to the financial statements as of December 31, 2016 and for the period from July 22, 2016 (Inception) to December 31, 2016 appearing in its Registration Statement on Form S-1 (File No. 333-217583) effective on September 19, 2017.

/s/ KCCW Accountancy Corp.

Los Angeles, California

June 26, 2018